Consent of Independent Accountants



We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment to the registration statement on Form S-1 (the "Registration Statement") of our reports dated March 30, 2001 and February 28, 2001, relating to the financial statements of the Pruco Life of New Jersey Variable Contract Real Property Account and The Prudential Variable Contract Real Property Partnership, respectively, which appear in such Prospectus. We also consent to the use of our report, dated February 28, 2001, to the Financial Statement Schedules of The Prudential Variable Contract Real Property Partnership for the three years ended December 31, 2000 listed under item 16(b) of this Registration Statement when such schedules are read in conjunction with the financial statements referred to in our report. We also consent to the reference to us under the heading "Experts" in the Prospectus.



PricewaterhouseCoopers LLP

New York, New York
April 6, 2001